EXHIBIT 4.2

AMENDMENT AND CONFIRMATION OF CLASS ALPHA NOTE SUBORDINATION AGREEMENT

THIS AGREEMENT is entered into on and as of March 28, 2002 by Evangelical Christian Credit Union (the "Lender") and Ministry Partners Investment Corporation (the "Company").

PREFACE

WHEREAS, Lender and the Company have entered into that certain Class Alpha Note Subordination Agreement dated May 14, 2001 (the "Subordination Agreement"), pursuant to which Lender agreed to subordinate up to an aggregate of $2.1 million of any advances made by Lender to the Company under that certain Business Loan Agreement dated May 14, 2001, as it may be extended, renewed or modified and any other loans as Lender may, from such date, continue or in the future make to the Company.

WHEREAS, Lender and the Company have entered into that certain Business Loan Agreement dated March 28, 2002, pursuant to which Lender has agreed to loan to the Company up to $3.0 million at any time from the date thereof through March 31, 2003 (herein referred to as the "New Credit Line").

NOW THEREFORE, based on the foregoing premises, the mutual covenants and promises herein, and other good and valuable consideration, the amount and sufficiency of which is hereby acknowledged, the Lender and the Company agree as follows.

1. It is hereby confirmed that the Subordination Agreement is intended to, and by its terms does pertain to the New Credit Line and the Company and Lender hereby expressly agree that Section 1 of the Subordination Agreement shall be hereby amended to specifically refer to the New Credit Line as a future loan by Lender to the Company to which the Subordination Agreement applies.

2. The Class Alpha Notes Subordination Agreement shall be interpreted in such manner as required to effect the foregoing but, shall not be otherwise changed, amended or modified by this Agreement.

IN WITNESS WHEREOF, the parties have set their hands and seal this 28th day of March, 2001.

"LENDER"

Evangelical Christian Credit Union

By: ____________________

"COMPANY"

Ministry Partners Investment Corporation

By: ____________________